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                                                                     EXHIBIT 5.1





                                 April 10, 2001



Board of Directors
Aronex Pharmaceuticals, Inc.
8707 Technology Forest Place
The Woodlands, Texas 77381-1191

Gentlemen:

         We have acted as counsel to Aronex Pharmaceuticals, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of (i) 600,000 shares (the "Director Plan Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") issuable upon exercise of options (the "Director Plan Options") granted or to be granted under the Company's Amended and Restated 1993 Non-Employee Directors' Option Plan, as amended (the "Director Plan"), and (ii) 1,900,000 shares of Common Stock (together with the Director Plan Shares, the "Plan Shares") issuable upon exercise of options granted or to be granted under the Company's 1998 Stock Option Plan, as amended (the "1998 Plan"), or otherwise directly issuable under the 1998 Plan.

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, on information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Plan Shares have been duly authorized, and when issued in accordance with the terms of the Director Plan or the 1998 Plan, as the case may be, will be duly authorized, fully paid and validly issued.

         This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,



                                   /s/ Andrews and Kurth, L.L.P.